EXHIBIT 10.2

ALLEGION PLC
CHANGE IN CONTROL
SEVERANCE PLAN
Plan Document/Summary Plan Description
Allegion plc, a company organized under the laws of Ireland (the “Company”), has adopted the Allegion plc Change in Control Severance Plan (the “Plan”) for the benefit of certain management employees of Company and its direct and indirect subsidiaries (hereinafter referred to as the “Company Group”), on the terms and conditions hereinafter stated. Participation in this Plan is generally intended to be limited to those management employees designated as eligible for the Plan by either the Board or designee thereof.
The Plan shall be effective on the Effective Date. This Plan supersedes, solely for the Participant, any prior plans, policies, guidelines, arrangements, agreements letters and/or other communication, whether formal or informal, written or oral sponsored by any member of the Company Group and/or entered into by any representative of the Company Group that might otherwise provide severance benefits upon a Covered Termination (collectively, all of those “Other Severance Arrangements”); provided, however, that to the extent a Covered Termination results in payment of benefits to a Participant under the Ingersoll-Rand plc Major Restructuring Severance Plan (the “IR Severance Plan”), such Participant shall be eligible to receive severance benefits under both the IR Severance Plan and this Plan as described in Section 3 hereof. Except as described in the preceding sentence, this Plan represents the exclusive severance benefit provided to Participants upon a Covered Termination and such individuals shall not be eligible for any other severance benefits provided in Other Severance Arrangements with respect to any Covered Termination.
The Plan is not intended to be an “employee pension benefit plan” or “pension plan” within the meaning of Section 3(2) of ERISA. Rather, this Plan is intended to be a “welfare benefit plan” within the meaning of Section 3(1) of ERISA and to meet the descriptive requirements of a plan constituting a “severance pay plan” within the meaning of regulations published by the Secretary of Labor at Title 29, Code of Federal Regulations, Section 2510.3-2(b). Accordingly, any benefits paid by the Plan are not deferred compensation for purposes of ERISA and no Participant shall have a vested right to such benefits. To the extent applicable, it is intended that portions of this Plan either comply with or be exempt from the provisions of Code Section 409A. This Plan shall be administered in a manner consistent with this intent and any provision that would cause this Plan to fail to either constitute a welfare benefit plan under ERISA or comply with or be exempt from Code Section 409A, as the case may be, shall have no force and effect.
1.DEFINITIONS
(a)“Accrued Obligations” shall mean (i) all accrued but unpaid Base Salary through the date of a Covered termination, (ii) any unpaid or unreimbursed expenses incurred in accordance with the policies of the Employer, and (iii) any benefits provided under the employee benefit plans and programs of the Company Group upon a termination of employment, including rights with respect to Company equity (or equity derivatives), but excluding any severance plans or programs (other than the IR Severance Plan, as provided herein), in accordance with the terms contained therein.
(b)“Acknowledgement” shall mean the form of acknowledgement and agreement to the terms of the Plan, substantially in the form set forth in Exhibit A hereto.
(c)“Act” shall mean the Securities Exchange Act of 1934, as amended, or any successor thereto.
(d)“Affiliate” shall mean, with respect to the Company, any Person or entity directly or indirectly controlling, controlled by, or under common control with, the Company or any other Person or entity designated by the Board in which the Company or an Affiliate has an interest.
(e)“Associate” shall mean, with respect to a specified Person, means (i) any corporation, partnership, or other organization of which such specified Person is an officer or partner; (ii) any trust or other estate in which such specified Person has a substantial beneficial interest or as to which such specified Person serves as trustee or in a similar fiduciary capacity; (iii) any relative or spouse of such specified Person, or any relative of such spouse who has the same home as such specified Person, or who is a director or officer of the Company or any other member of the Company Group; and (iv) any Person who is a director, officer, or partner of such specified Person or of any corporation (other than the Company or any wholly-owned subsidiary), partnership or other entity which is an Affiliate of such specified person.
(f)“Base Salary” shall mean a Participant’s then current annual base salary rate immediately prior to his or her Involuntary Loss of Job (or, if higher, the annual base salary immediately prior to an event that constitutes Good Reason hereunder) exclusive of any bonus payments or additional payments, unpaid or unreimbursed expenses, under any benefit plan sponsored by the Company Group, including but not limited to, any ERISA plans, stock plans, incentive and deferred compensation plans, insurance coverage or medical benefits and without regard to any salary deferrals under the benefit or deferred compensation plans or programs of the Company Group.
(g)“Beneficial Owner” shall mean a “beneficial owner”, as such term is defined in Rule 13d-3 under the Act (or any successor rule thereto); provided, however, that any individual, corporation, partnership, group, association or other Person or entity which has the right to acquire any of the Company’s outstanding securities entitled to vote generally in election of directors at any time in the future, whether such right is contingent or absolute, pursuant to any agreement, arrangement or understanding or upon exercise of conversion rights, warrants or options, or otherwise, shall be deemed the Beneficial Owner of such securities.
(h)“Board of Directors” shall mean the board of directors of the Company.
(i)“Cause” shall mean (i) any action by the Participant involving willful malfeasance or willful gross misconduct having a demonstrable adverse effect on any member of the Company Group; (ii) substantial failure or refusal by the Participant to perform his or her employment duties, which failure or refusal continues for a period of 10 days following delivery of written notice of such failure or refusal to the Participant by the Employer; (iii) the Participant being convicted of, or entering a plea of guilty or “no contest to”, a felony under the laws of the United States or any state or district or similar crime under any foreign jurisdiction; or (iv) any material violation of the Employer’s code of conduct, as in effect from time to time.
(j)“Change in Control” shall have the meaning set forth in the Incentive Stock Plan.

(k)“Claims Administrator” shall mean the Committee or such other individual or group of individuals as may be appointed as the claims administrator under the Plan by the Committee from time to time.
(l)“COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.
(m)“Code” shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder, as well as any successor laws in replacement thereof.
(n)“Committee” shall mean a committee of the Board of Directors designated by the Board of Directors to administer the Plan, or if no committee is designated, the Board of Directors.
(o)“Continuing Directors” shall mean a director who either was a member of the Board of Directors on the Effective Date or who became a member of the Board of Directors subsequent to such date and whose election, or nomination for election by the Company’s shareholders, was Duly Approved by the Continuing Directors on the Board at the time of such nomination or election, either by a specific vote or by approval of the proxy statement issued by the Company on behalf of the Board of Directors in which such person is named as nominee for director, without due objection to such nomination, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person or entity other than the Board of Directors.
(p)“Covered Termination” shall mean a Participant’s Involuntary Loss of Job (i) in connection with a Change in Control that is at the request of, or upon the initiative of, the potential buyer a Change in Control transaction; provided, such potential buyer consummates the Change in Control during the period in which this Plan is effective (in which case such Participant’s date of termination shall be deemed to have occurred immediately following the Change in Control), or (ii) within two (2) years following a Change in Control; provided, however, it shall not be considered a Covered Termination if:
(A)such Participant’s employment with the Employer is terminated by reason of a transfer to the employ of another member of the Company Group;
(B)such Participant’s employment with the Employer is terminated upon the expiration of a leave of absence by reason of his or her failure to return to work at such time or the absence at such time of an available position for which such Participant is qualified; or
(C)such Participant’s employment with the Employer is terminated in connection with the sale of stock or the sale or lease by such Employer of all or part of its assets if the Employer determines in its sole discretion that either (i) in connection with such sale or lease such Participant was offered employment for a comparable position with the purchaser or lessee, as the case may be, of the Employer’s stock or assets, with the same or greater Base Salary, and with comparable annual bonus opportunity and employee benefits, or (ii) such Executive voluntarily elected not to participate in the selection process for such employment.
(q)“Duly Approved by the Continuing Directors” shall mean an action approved by the vote of at least two-thirds of the Continuing Directors then on the Board of Directors.
(r)“Effective Date” shall mean the date on which the Board of Directors shall have approved the Plan.
(s)“Employer” shall mean, with respect to any Participant, (i) prior to a Change in Control, the member of the Company Group at which such Participant is employed, and following a Change in Control, the entity that the Participant is employed by immediately after such Change in Control.
(t)“Executive Officers” shall mean the Company’s business unit presidents, chief financial officer and general counsel, and any other officer of the Company so designated by the Committee.

(u)“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder, as well as any successor laws in replacement thereof.
(v)“Good Reason” shall mean (i) a substantial diminution in the Participant’s job responsibilities or a material adverse change in the Participant’s title or status; provided, that performing the same job for a smaller organization following a Change in Control shall not constitute Good Reason hereunder; (ii) a reduction of the Participant’s Base Salary or Target Bonus or the failure to pay Participant’s Base Salary or bonus when due, or the failure to maintain on behalf of the Participant (and his or her dependents) benefits which are at least comparable in the aggregate to those prior to the Change in Control; (iii) the relocation of the principal place of Participant’s employment by more than thirty five (35) miles from the Participant’s principal place of employment immediately prior to the Change in Control; or (iv) the failure of any successor or assignee (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business and/or assets of the Company in connection with any Change in Control, by agreement in writing, to expressly, absolutely and unconditionally assume and agree to perform the Plan, in the same manner and to the same extent that the Company would be required to perform the Plan if no such succession or assignment had taken place; provided, that any of the events described in clauses (i) - (iii) above shall constitute a Good Reason only if the Employer fails to cure such event within 30 days after receipt from the Participant of written notice of the event which constitutes Good Reason; and provided further, that such Participant shall cease to have a right to terminate due to Good Reason on the 90th day following the later of the occurrence of the event or the Participant’s knowledge thereof, unless the Participant has given the Employer notice thereof prior to such date.
(w)“Incentive Stock Plan” shall mean the Company’s Incentive Stock Plan of 2013, as may be amended from time to time, or any successor plan thereto.
(x)“Involuntary Loss of Job” shall mean, with respect to any Participant, the termination of such Participant’s employment with the Employer (i) by the Employer without Cause (other than pursuant to such Participant’s death or permanent disability), or (ii) by the Participant with Good Reason.
(y)“Participant” shall mean an individual who satisfies the Plan eligibility requirements described in Section 2 of the Plan.
(z)“Person” shall mean a “person”, as such term is used for purposes of Section 13(d) or 14(d) of the Act (or any successor section thereto), including any Affiliate or Associate of the Company.
(aa)“Release Agreement” shall mean the Release Agreement in substantially the same form attached hereto as Exhibit B (as the same may be revised from time to time by the Company).
(ab)“Severance Multiple” shall mean (i) a multiple which shall not exceed 3.0, as determined by the Committee for the Chief Executive Officer, (ii) 2.0 for any Executive Officer, and (iii) 1.5 for any other Participant, which Severance Multiple shall be set forth in a Participant’s Acknowledgement.
(ac)“Target Bonus” shall mean a Participant’s target annual bonus under the Company’s annual cash incentive bonus program or comparable cash bonus program for any Participants who do not participate in such program, as of the date of the Participant’s Covered Termination.
(ad)“Voting Securities” shall mean the outstanding securities entitled to vote generally in election of directors.
(ae)“Welfare Continuation Period” shall mean the Welfare Continuation Period set forth in a Participant’s Acknowledgement; provided, however, that the Welfare Continuation Period shall terminate earlier as of the date upon which the applicable Participant becomes eligible to receive any health benefits as a result of subsequent employment or service following a Covered Termination.
2.ELIGIBILITY
An employee of the Company Group designated as a Participant by the Committee; provided that, as a condition of participation in the Plan, the Participant must execute and submit the

Acknowledgement, thereby agreeing to be bound by all of the terms and conditions of the Plan, except as set forth in such acknowledgement and agreement.
3.TERMINATION OF EMPLOYMENT
(a)Payments on Covered Termination. If a Participant undergoes a Covered Termination, in addition to any Accrued Obligations, subject to such Participant’s execution and delivery, and non-revocation of the Release Agreement, as contemplated in subsection (c) below, such Participant shall be entitled to the following payments and benefits:
(i)an amount equal to such Participant’s Target Bonus for the year in which such Participant’s Covered Termination occurred, pro-rated for the months of service up to and including the month of termination, payable concurrently with cash bonus payments to other employees under the applicable cash bonus plan (but in all events prior to March 15 of the calendar year immediately following the calendar year in which such Covered Termination occurs), which is subject to the other terms and conditions of the applicable bonus awards;
(ii)an amount equal to such Participant’s Severance Multiple multiplied by the sum of such Participant’s Base Salary and Target Bonus, such amount to be paid in one lump sum as soon as practicable after the Participant’s Covered Termination and, in no event, later than sixty (60) days after the date of such Covered Termination; provided that the sum of such Participant’s Base Salary and Target Bonus shall be in express consideration of the restrictive covenants set forth in Section 3 of the Release Agreement;
(iii)continued participation, during the Welfare Continuation Period, of health insurance coverage at substantially the same level as provided to such Participant immediately prior to such Covered Termination, for which the Company will (A) reimburse Participant during the first 18 months of the Welfare Continuation Period, for the total amount of the monthly COBRA insurance premiums in excess of the monthly insurance premium cost paid by active employees of the Employer payable by the Participant for such continued benefits (by reducing such premium obligations to zero) and (B) provide such coverage for any remaining portion of the Welfare Continuation Period at the same cost to the Participant as is generally provided to similarly situated active employees of the Employer, which, to the extent required to comply with Code Section 105, shall be provided as a taxable benefit; and
(iv)payment of or reimbursement for professional outplacement services up to $25,000;
provided, however, that the cash amounts payable under this subsection (a) shall be reduced, dollar-for-dollar by any cash amounts payable under the IR Severance Plan, or any other plan, policy, guideline, agreement or arrangement (including any agreement or arrangement assumed by the Company under the terms of the Employee Matters Agreement, dated as of November 30, 2013 by and between Ingersoll-Rand plc and the Company), between a Participant and the Company Group or its Affiliates that provides any cash severance payments or similar payments, if any. Payments and benefits described under this subsection (a) may be made by the Company or any other member of the Company Group, as determined by the Company in its sole discretion, including, without limitation, the Employer.
(b)Other Termination Events. If a Participant voluntarily terminates employment for any reason, other than pursuant to a Covered Termination, such Participant shall not be entitled to the payment of any severance or other benefits under the Plan.
(c)Release Agreement. Notwithstanding any provision herein to the contrary, the payment of any amount or provision of any benefit pursuant to subsection (a) above shall be conditioned upon a Participant’s execution, delivery to the Company, and non-revocation of the Release Agreement (and the expiration of any revocation period contained in such Release Agreement) within sixty (60) days following the date of a Covered Termination. If a Participant fails to execute the Release Agreement in such a timely manner so as to permit any revocation period to expire prior to the end of such sixty (60)

day period, or timely revokes his or her acceptance of such release following its execution, such Participant shall not be entitled to payment of any severance and other benefits under the Plan. Further, to the extent that any of the payments hereunder constitute “nonqualified deferred compensation” for purposes of Section 409A of the Code, any payment of any amount or provision of any benefit otherwise scheduled to occur prior to the sixtieth (60th) day following the date of such Covered Termination, but for the condition on executing the Release Agreement as set forth herein, shall not be made until the first regularly scheduled payroll date following such sixtieth (60th) day, after which any remaining payments shall thereafter be provided to the Participant according to the applicable schedule set forth herein.
4.ADDITIONAL TERMS
(a)Taxes. Severance and other payments and benefits under the Plan will be subject to all required federal, state and local taxes and may be affected by any legally required withholdings, such as wage attachments, child support and bankruptcy deductions. Payments under the Plan are not deemed “compensation” for purposes of the retirement plans, savings plans, and incentive plans of the Company Group. Accordingly, no deductions will be taken for any of retirement and savings plans and such plans will not accrue any benefits attributable to payments under the Plan.
(b)Specified Employees. Notwithstanding anything herein to the contrary, (1) if, at the time of a Participant’s Covered Termination with the Employer, such Participant is a “specified employee” as defined in Code Section 409A and regulations thereunder, and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent the imposition of any accelerated or additional tax under Code Section 409A, then the commencement of the payment of any such payments or benefits hereunder will be deferred (without any reduction or increase in such payments or benefits ultimately paid or provided to the Participant) until the date that is six (6) months following such Participant’s Covered Termination (or the earliest date that is permitted under Code Section 409A); and (2) if any other payments of money or other benefits due to the Participant hereunder would cause the application of an accelerated or additional tax under Code Section 409A, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Code Section 409A, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by or at the direction of the Committee, that does not cause such an accelerated or additional tax or result in additional cost to the Company. The Company shall consult with its legal counsel and tax advisors in good faith regarding the implementation of this Section 4(b); provided, however, that none of the Company any other member of the Company Group, or any of their respective employees or representatives, shall have any liability to the Participant with respect thereto.
5.TERMINATION OR AMENDMENT OF THE PLAN
Although the Plan is designed to provide severance and other benefits to Participants as provided herein, the Board of Directors or the Committee may amend or terminate the Plan in whole or in part at any time without notice to any Participant.
6.LIMITATION OF CERTAIN PAYMENTS
In the event that any payments and/or benefits due to a Participant under the Plan and/or any other arrangements are determined by us to constitute “excess parachute payments” as defined under Code Section 280G, any cash severance payable under the Plan shall be reduced by the minimum amount necessary, subject to the last sentence of this paragraph, such that the present value of such parachute payments is below 300% of such Participant’s “base amount” (as defined under Code Section 280G), and by accepting participation in the Plan, each Participant agrees to waive his or her rights to any “parachute payments” (as defined under Section 280G of the Code) sufficient to reduce such parachute payments to below such threshold; provided, however, in no event shall such cash severance be reduced below zero (0). Notwithstanding the foregoing, no payments or benefits shall be reduced under this paragraph unless (A) the net amount of such payments and benefits, as so reduced (and after subtracting the net amount of federal, state and local income taxes on such reduced payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced payments and benefits) is greater than or equal to (B) the net amount of such payments without such reduction (but after subtracting the net amount of federal, state and local income taxes on such payments and benefits and the amount of excise tax imposed under Code Section 4999 as to which such Participant would be subject in respect of such unreduced payments and benefits and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced payments).

7. GOVERNING BENEFITS
Except as specifically referenced herein, the benefits under this Plan replace and supersede any severance benefits payable upon a Covered Termination previously established under Other Severance Arrangements. In no event shall any Participant receive more than the severance benefits provided for herein, and any severance benefits provided under any Other Severance Arrangement or otherwise (including amounts paid under the IR Severance Plan), to the extent paid, shall reduce the amounts to be paid hereunder.
8.CLAIMS PROCEDURE
(a)Processing Claims. The processing of claims for benefits and payments under the Plan will be carried out as quickly as possible. If an individual is not selected for participation in the Plan or does not satisfy the conditions for eligibility in the Plan, he or she is not entitled to benefits and/or payments under this Plan.
(b)Decision. If an individual’s claim for benefits under this Plan is denied, the individual will receive a written notice within ninety (90) days (in special cases, more than 90 days may be needed and such individual will be notified in this case):
(i)requesting additional material or information to further support the claim, and the reasons why these are necessary,
(ii)setting forth specific reasons as to why the claim was denied,
(iii)setting forth clear reference to the Plan provisions upon which the denial is based, and
(iv)providing notice of the individual’s right to have the denial reviewed as explained below.
(c)Request for Review of Denial of Benefits. The individual or his or her authorized representative may request a review of his or her claim by giving written notice to the Plan Administrator. Each individual has the right to have representation, review pertinent documents, and present written issues and comments. An individual’s request must be made not later than 60 days after he or she receives the notice of denial. If an individual fails to act within the 60-day limit, the individual loses the right to have his or her claim reviewed.
(d)Decision on Review. Upon receipt of a request for review from an individual, the Claims Administrator shall make a full and fair evaluation and may require additional documents necessary for such a review. The Claims Administrator shall make a decision within 60 days from receipt of the individual’s request. In the event of special circumstances, a decision will be given to the employee as soon as possible, but not later than 120 days after receipt of the individual’s request for review. The decision on the review shall be in writing and shall include specific reasons for the decision. The final decision of the Claims Administrator shall be conclusive and binding upon all parties having or claiming to have an interest in the matter being reviewed.
(e)In Case of Clerical Error. If any information regarding an individual is incorrect, and the error affects his or her benefits, the correct information will determine the extent, if any, of the individual’s benefits under the Plan.

9.GENERAL INFORMATION
(a)No Right to Continued Employment.  Nothing contained in this Plan shall confer upon any Participant any right to continue in the employ of any member of the Company Group nor interfere in any way with the right of the Company to terminate his or her employment, with or without cause.
(b)Plan Not Funded.  Amounts payable under this Plan shall be payable from the general assets of the Company, and no special or separate reserve, fund or deposit shall be made to assure payment of such amounts. No Participant, beneficiary or other person shall have any right, title or interest in any fund or in any specific asset of the Company by reason of participation hereunder. Neither the provisions of this Plan, nor the creation or adoption of this Plan, nor any action taken pursuant to the provisions of this Plan shall create, or be construed to create, a trust of any kind or a fiduciary relationship between the Company and any Participant, beneficiary or other person. To the extent that a Participant, beneficiary or other person acquires a right to receive payment under this Plan, such right shall be no greater than the right of any unsecured general creditor of the Company. Notwithstanding the foregoing, the Company shall have the right to implement or set aside funds in a grantor trust, subject to the claims of the Company's creditors or otherwise, to discharge its obligations under the Plan.
(c)Non-Transferability of Benefits and Interests.  Except as expressly provided by the Committee in accordance with the provisions of Code Section 162(m), all amounts payable under this Plan are non-transferable, and no amount payable under this Plan shall be subject in any manner to sale, transfer, anticipation, alienation, assignment, pledge, encumbrance or charge. This Section shall not apply to an assignment of a contingency or payment due: (1) after the death of a Participant to the deceased Participant's legal representative or beneficiary; or (2) after the disability of a Participant to the disabled Participant's personal representative.
(d)Disputes. The Company shall, upon request, pay from time to time Participant’s reasonable out-of-pocket legal fees and expenses, incurred by the Participant or on such Participant’s behalf (within ten (10) days following the Company’s receipt of an itemized invoice from the Participant), in connection with any action taken by such Participant or on such Participant’s behalf to enforce the provisions of this Plan or to construe, or determine or defend the validity of this Plan; provided that such Participant shall have submitted an invoice for such fees and expenses at least ten (10) days before the end of the calendar year following the calendar year in which such legal fees and expenses were incurred. The amount of such legal fees and expenses that the Company is obligated to pay in any given calendar year shall not affect the legal fees and expenses that the Company is obligated to pay in any other calendar year, and the Participant’s right to have the Company pay such legal fees and expenses may not be liquidated or exchanged for any other benefit.
(e)Discretion of Company, Board of Directors and Committee.   Any decision made or action taken by, or inaction of, the Company, the Board of Directors, the Committee or the Claims Administrator arising out of or in connection with the creation, amendment, construction, administration, interpretation and effect of this Plan that is within its authority hereunder or applicable law shall be within the absolute discretion of such entity and shall be conclusive and binding upon all persons. In the case of any conflict, the decision made or action taken by, or inaction of, the Claims Administrator will control. However, with respect to the authorized officers and senior executives, as designated by the Board of Directors in its resolutions, any decision made or action taken by, or inaction of, the Committee controls.
(f)Indemnification.  Neither the Board of Directors nor the Committee, any employee of the Company, nor any Person acting at the direction thereof (each such Person an “Affected Person”), shall have any liability to any person (including without limitation, any Participant), for any act, omission, interpretation, construction or determination made in connection with this Plan (or any payment made under this Plan). Each Affected Person shall be indemnified and held harmless by the Company against and from any loss, cost, liability or expense (including attorneys' fees) that may be imposed upon or incurred by such Affected Person in connection with or resulting from any action, suit or proceeding to which such Affected Person may be a party or in which such Affected Person may be involved by reason of any action taken or omitted to be taken under the Plan and against and from any and all amounts paid by such Affected Person, with the Company’s approval, in settlement thereof, or paid by such Affected Person in satisfaction of any judgment in any such action, suit or proceeding against such Affected Person; provided that, the Company shall have the right, at its own expense, to assume and defend any such action, suit or proceeding and, once the Company gives notice of its intent to assume the defense, the Company shall have sole control over such defense with counsel of the Company's choice. The foregoing right of indemnification shall not be available to an Affected Person to the extent that a court of competent jurisdiction in a final judgment or other final adjudication, in either case, not subject to further appeal, determines that the acts or omissions of such Affected Person giving rise to the indemnification claim resulted from such Affected Person's bad faith, fraud or willful wrongful act or omission. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which Affected Persons may be entitled under the Company's Certificate of Incorporation or Memorandum and Articles of Association, as a matter of law, or otherwise, or any other power that the Company may have to indemnify such person or hold them harmless.
(g)Section 409A. Notwithstanding any provision of the Plan to the contrary, if any benefit provided under this Plan is subject to the provisions of Code Section 409A and the regulations issued thereunder, the provisions of the Plan will be administered, interpreted and construed in a manner necessary to comply with Section 409A or an exception thereto.  Notwithstanding any provision of the Plan to the contrary, in no event shall the Company (or its employees, officers or directors) have any liability to any Participant (or any other person) due to the failure of the Plan to satisfy the requirements of Code Section 409A or any other applicable law.
(h)Law to Govern.  All questions pertaining to the construction, regulation, validity and effect of the provisions of this Plan shall be determined in accordance with the laws of Delaware.
(i)Notice. Any notice or other communication required or which may be given pursuant to this Plan shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier or two days after it has been mailed by United States express or registered mail, return receipt requested, postage prepaid, addressed to the Company, at 11819 N. Pennsylvania Street, Carmel, Indiana, 46032, or to the Participant at his or her most recent address on file with the Company
(j)Captions.  Captions and headings are given to the sections and subsections of this Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of this Plan or any provision thereof.
(k)Non-Exclusivity of Plan.  Nothing in this Plan shall limit or be deemed to limit the authority of the Board of Directors or the Committee to grant awards or payments or authorize any other compensation under any other plan or authority that it hereafter adopts.
(l)Limitation on Actions.  Any and all rights of any employee or former employee of the Company against the Company arising out of or in connection with this Plan, claim for payment or any payments hereunder shall terminate, and any action against the Company shall be barred, after the expiration of one year from the date of the act or omission in respect of which such right of action arose.
(m)Successors.  The provisions of this Plan shall inure to the benefit of and be binding upon the Company, its successors and assigns. If the Company shall be merged into or consolidated with another entity, the provisions of the Plan shall be binding upon and inure to the benefit of the entity surviving such merger or resulting from such consolidation. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. The provisions of this paragraph shall continue to apply to each subsequent employer of a Participant in the event of any subsequent merger, consolidation or transfer of assets of such subsequent employer.

Exhibit A

ALLEGION PLC
CHANGE IN CONTROL
SEVERANCE PLAN

Acknowledgment and Agreement

Name:

Severance Multiple:

Welfare Continuation Period:

I hereby agree to the terms and conditions of the Allegion plc Change in Control Severance Plan (the “Plan”). I understand that pursuant to my agreement to be covered under the Plan, as indicated by my signature below, the terms of the Plan will exclusively govern all subject matter addressed by the Plan and I understand that, except as expressly provided in the Plan, the Plan supersedes and replaces, as applicable, any and all agreements (including any prior employment agreement), plans, policies, guidelines or other arrangements, including Other Severance Arrangements (as defined in the Plan), with respect to the subject matter covered under the Plan and my rights to severance upon any Covered Termination (as defined in the Plan).

Dated: ____________________

PARTICIPANT

_____________________________

Exhibit B

RELEASE AGREEMENT

Date

Name
Address
Address

Dear __________:

This Agreement and Release (the “Agreement”) by and between you and Allegion plc and its direct and indirect subsidiaries (the “Company”) sets forth the terms of your separation of employment from the Company.

1.	Your active employment with the Company will cease as of ________ (the “Termination Date”). Your compensation will continue through the Termination Date.

2.	Your separation arrangements will consist of the following:

As a result of your participation in the Allegion plc Change in Control Severance Plan (the “Plan”), and your separation of employment with the Company constituting a Covered Termination (as defined in the Plan), you will be entitled to the severance benefits described in Section 3(a) of the Plan, subject to the terms and conditions of this Agreement.

You are eligible for COBRA and will receive a package in the mail from ______. Please review the package carefully for election requirements.

None of the above payments shall be considered compensation for the purposes of benefits or payments under any employee benefit program of the Company.

These separation arrangements and other benefits described in this Agreement exceed the Company’s regular severance policies and programs.

The arrangements described above are in lieu of any other obligations the Company may have to you unless specifically mentioned in this Agreement.

All vested retirement benefits for which you may be eligible will be paid according to specific plan provisions.

Treatment of any equity based or other incentive award (including, any stock options, SAR’s, RSUs and PSUs) in connection with any Participant’s termination of employment for any reason will be governed by the applicable terms and conditions of the specific award, or the plans or programs under which any such award  was granted or issued.

1.	In exchange for the benefits described in paragraph 2 above:

a)
You agree to promptly provide to the Company by the Termination Date, all expense reports, all documents whether in written or electronic format, as well as all Company assets, such as cell phones, personal electronic devices, computer equipment, keys, security cards and/or company identification cards in your possession pertaining to your work at the Company.

b)	You acknowledge:

•
that any trade secrets, or confidential business/technical information of the Company, its suppliers or customers, (whether reduced to writing, maintained on any form of electronic media, maintained in your mind or memory or whether compiled by you or the Company) derive independent economic value from not being readily known to or ascertainable by proper means by others, who can obtain such economic value from their disclosure or use;

•	that reasonable efforts have been made by the Company to maintain the secrecy of such information;

•	that such information is the sole property of the Company (or its suppliers or customers); and

•
that you agree not to retain, use or disclose such information during or after your employment. You further agree that any such retention, use or disclosure, in violation of this Agreement, will constitute a misappropriation of trade secrets of the Company (or its suppliers or customers) and a violation of the Code of Conduct and Proprietary Agreements that you have previously made with the Company. You also agree that the Company may seek injunctive relief and damages to enforce this provision.

c)
You agree not to disclose the existence or the terms of this agreement to anyone inside or outside the Company, subordinates or any other employees of the Company. This shall not preclude disclosure to your spouse, attorney, financial advisor, designated Company representative, or in response to a governmental tax audit or judicial subpoena. You also agree to instruct those to whom you disclose the terms of this agreement not to disclose the existence of its terms and conditions to anyone else. This provision shall also not preclude you from disclosing this agreement and its terms in a legal proceeding to enforce its terms. The Company will hold you personally responsible for losses it incurs as a result of violation by you of this confidentiality obligation.

d)
For a period of []     Insert number equal to a Participant’s Severance Multiple multiplied by 12. months following the Termination Date, you agree not to directly or indirectly recruit or attempt to recruit or hire any employee(s), sales representative(s), agent(s) or consultant(s) of the Company to terminate their employment, representation or other association with the Company without the prior written consent of the Company.

e)
For a period of []     Insert number equal to a Participant’s Severance Multiple multiplied by 12. months following the Termination Date, you agree not to directly or indirectly be engaged in, or have a financial interest (other than an ownership position of less than 5% in any company whose shares are publicly traded or any non-voting, non-convertible debt securities in any company), in any business which competes with any business of the Company Group.

f)
You agree not to make any statement or criticism that could reasonably be deemed to be adverse to the interests of the Company or its current or former officers, directors, or employees. Without limiting the generality of the foregoing, this includes any disparaging statements concerning, or criticisms of, the Company and its current or former directors, officers or, employees, made in public forums or to the Company’s investors, external analysts, customers and service providers. You agree that any violation of these commitments will be a material breach by you of this Agreement and the Company will have no further obligation to provide any compensation or benefits referred to in this Agreement. You will also be liable for damages (both compensatory and punitive) to the fullest extent of the law as a result of the injury incurred by the Company as a result of such remarks or communications.

g)
[DELETE this section if employee works in California, Montana, North Dakota, Oklahoma, or Oregon.] For a period of _____ weeks [Note: should be equal to amount of weeks of Base Salary provided as severance benefits under the Plan] following the Termination Date, you agree to refrain from competing with the Company with respect to any aspect of its businesses, including without limitation, the design, manufacture, sale or distribution of similar or competitive products as an employee or consultant/representative of a competitor of any IR component, sector or business you have worked for in the last 5 years. If an arbitrator or a court shall finally hold that the time or territory or any other provisions stated in this Section (Non-Competition) constitute an unreasonable restriction upon you, the provisions of this Agreement shall not be rendered void, but shall instead apply to a lesser extent as such arbitrator or court may determine constitutes a reasonable restriction under the circumstances involved.

h)
[DELETE this section if employee works in California, Montana, North Dakota, Oklahoma, or Oregon.] For a period of _____ weeks [Note: should be equal to amount of weeks of Base Salary provided as severance benefits under the Plan] following the Termination Date, you agree you will not, directly or indirectly, for your own account or for the account of others, solicit the business of or perform services for the business of any “Company Customer”. Company Customer means any individual or entity for whom/which the Company provides or has provided services or products or has made a proposal to provide services or products and with whom/which you have had contact on behalf of the Company or for whom/which you were engaged in preparing a proposal during the last 5 years preceding the end of my employment.

1.
a)    You hereby irrevocably and unconditionally release and forever discharge the Company and each and all of its successors, predecessors, businesses, affiliates, and assigns and all person acting by, through and under or in concert with any of them from any and all complaints, claims, compensation program payments and liabilities of any kind (with the exception of claims for workers’ compensation and unemployment claims), suspected or unsuspected (hereinafter referred to as “Claim” or “Claims”) which you ever had, now have, or which may arise in the future, regarding any matter arising on or before the date of your execution of this Agreement, including but not limited to any Claims under the Age Discrimination in Employment Act (29 U.S.C 621), the Older Workers Benefit Protection Act of 1990 (29 U.S.C. 626 et seq.), Title VII of the Civil Rights Act of 1964, (42 U.S.C. 2000e et seq.), as amended by the Civil Rights Act of 1991, (42 U.S.C. 1981 et seq.), Sections 1981 through 1988 of Title 42 of the United States Code, the Americans with Disabilities Act (42 U.S.C. 12101 et seq.), Title II of the Genetic Information Nondiscrimination Act of 2008, 42 U.S.C. §2000ff et seq.) [Add pertinent state statutes] and/or other applicable federal, state or local law, regulation, ordinance or order, and including all claims for, or entitlement to, attorney fees. This section and the release hereunder, does not waive any claims under the ADEA that may arise after the date of your execution of this Agreement.

b) The parties understand the word "claims", to include all claims, including all employment discrimination claims, as defined above, whether actual or potential, known or unknown, and specifically but not exclusively all claims arising out of your employment with the Company and termination. All such claims (including related attorney's fees and costs) are forever barred by this Agreement and without regard to whether those claims are based on any alleged breach of duty arising in contract or tort or any alleged unlawful act, including, without limitation, age discrimination or any other claim or cause of action and regardless of the forum in which it might be brought.

a)
Nothing in this Agreement shall prevent you (or your attorneys) from (i) commencing an action or proceeding to enforce this Agreement or (ii) exercising your right under the Older Workers Benefit Protection Act of 1990 to challenge the validity of your waiver of ADEA claims set forth in this Agreement.

b)
Nothing in this Agreement shall be construed to prohibit you from filing any charge or complaint with the EEOC or State Counterpart Agency or participating in any investigation or proceeding conducted by the EEOC or State Counterpart Agency, nor shall any provision of this Agreement adversely affect your right to engage in such conduct. Notwithstanding the foregoing you waive the right to obtain any monetary relief from the EEOC or State Counterpart Agency or recover any monies or compensation as a result of filing any such charge or complaint.

c)
FOR CALIFORNIA ADD: It is a further condition of the consideration hereof and your agreement that in executing this Agreement that it should be effective as a bar to each and every claim, demand and cause of action stated above. In furtherance of this intention, you hereby expressly waive any and all rights and benefits conferred upon you by the provisions of Section 1542 of the California Civil Code and expressly consent that this Agreement shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected claims, demands and causes of action, if any, as well as those relating to any other claims, demands, and causes of action referred to above. Under Section 1542 of the California Code, a general release does not extend to claims which the creditor (employee) does not know or suspect to exist in his favor at the time of executing the Release, which if known by him must have materially affected his settlement with the debtor (Company).

2.
You represent, warrant and acknowledge that the Company has paid you for all hours worked. You represent, warrant and acknowledge that the Company owes you no vacation pay other than your accrued, unused vacation attributable to the year in which your last day of active employment occurs, which will be paid in a lump sum based on your base salary at termination.

6.
You also hereby acknowledge and agree that you have received any and all leave(s) of absence to which you may have been entitled pursuant to the federal Family and Medical Leave Act of 1993, and if any such leave was taken, you were not discriminated against or retaliated against regarding same. Except as may be expressly stated herein, any rights to benefits under Company sponsored benefit plans are governed exclusively by the written plan documents.

7.
This release of Claims does not affect any pending claim for workers’ compensation benefits. You affirm that you have no known and unreported work related injuries or occupational diseases as of the date of this Agreement.

1.
You acknowledge that you have no pending, contemplated or submitted disability claims. You acknowledge that you are aware of no facts that would give rise to a disability claim. You acknowledge that any disability payments for time periods covering the Termination Date forward would be withheld as an offset to the severance amounts provided above. Alternatively, if you obtain disability payments for the Termination Date forward, then the severance described above would be reduced. The Company has a right to reimbursement to the extent you obtain both disability payments for time periods after the Termination Date and Severance.

2.
If you accept another position with the Company prior to the Termination Date, the severance benefits described in Paragraph 2 of this Agreement will be withdrawn. Alternatively, if you have already received the severance benefits described in Paragraph 2 of this Agreement at the time you accept a position with the Company, you will only be entitled to retain the portion to the lump sum payment representing the number of weeks you were not employed by the Company. You will be required to repay to the Company the portion of the lump sum payment representing the number of weeks after which you became re-employed by the Company.

10. a)
You agree that you will personally provide reasonable assistance and cooperation to the Company in activities related to the prosecution or defense of any pending or future lawsuits or claims involving the Company especially on matters you have been privy to, holding all privileged attorney-client matters in strictest confidence.

a)
You will promptly notify the Company if you receive any requests from anyone for information regarding the Company or if you become aware of any potential claims or proposed litigation against the Company.

b)	You shall immediately notify the Company if you are served with a subpoena, order, directive or other legal process requiring you to provide sworn testimony regarding a Company-related matter.

1.	If the Company reasonably determines that you have violated any of your obligations under this Agreement, you agree to:

a)	Forfeit any right to receive the payments described in paragraph 2 above,

b)	Forfeit all rights to all outstanding stock options, vested or not, that were previously awarded, and

c)
Upon demand, return all payments set forth in this Agreement that have been made to you. If you fail to do so, the Company has the right to recover costs and attorney’s fees associated with such recovery.

The Company may further, where appropriate, seek injunctive relief to cause compliance with paragraph 3.

2.
This Agreement sets forth the entire agreement between you and the Company and fully supersedes any and all prior agreements or understandings, written or oral, between you and the Company pertaining to the subject matter hereof.

3.	This Agreement shall be interpreted in accordance with the plain meaning of its terms and not strictly for or against any of the parties hereto.

4.
This Agreement is governed by the laws of the State in which the employee worked at the time of the employee’s termination without regard to its choice of law provisions, to the extent not governed by federal law.

5.
Should any provision of this Agreement be declared or be determined by any court of competent jurisdiction to be wholly or partially illegal, invalid, or unenforceable, the legality, validity, and enforceability of the remaining parts, terms, or provisions shall not be affected thereby, and said illegal, invalid or unenforceable part, term, or provision shall be deemed not to be a part of this Agreement.

6.	You understand and agree that:

a)
You are signing this Agreement voluntarily and with full knowledge and understanding of its terms, which include a waiver of all rights or claims you have or may have against the Company as set forth herein including, but not limited to, all claims of age discrimination and all claims of retaliation;

a)
You are, through this Agreement, releasing, among others, the Company and its direct and indirect subsidiaries, each and all of their officers, agents, directors, supervisors, employees, representatives, and their successors and assigns, from any and all claims you may have against them;

b)
You are not being asked or required to waive rights or claims that may arise after the date of your execution of this Agreement, including, without limitation, any rights or claims that you may have to secure enforcement of the terms and conditions of this Agreement;

c)	The consideration provided to you under this Agreement is in addition to anything of value to which you are already entitled;

d)	You knowingly and voluntarily agree to all of the terms set forth in this Agreement;

e)	You knowingly and voluntarily intend to be legally bound by the same;

f)	You were advised and hereby are advised in writing to consider the terms of the Agreement and consult with an attorney of your choice prior to executing this Agreement;

g)	You have been provided with sufficient opportunity to consult with an attorney or have waived that opportunity;

h)
You have a full [twenty-one (21)] [forty-five (45)] days     Time period to be selected based on whether applicable termination was “in connection with an exit incentive or other employment termination program” (as such phrase is defined in the Age Discrimination in Employment Act of 1967). If 45 days is used, include attachment with required termination information. from the date of receipt of this Agreement within which to consider this Agreement before executing it; and

i)
You have the right to revoke this Agreement within seven consecutive calendar days (“Revocation Period”) after signing and dating it, by providing written notice of revocation to [INSERT Name & Address of Appropriate HR Professional]. If you revoke this Agreement during this Revocation Period, it becomes null and void in its entirety. If you do not revoke this Agreement, after the Revocation Period, it becomes final.

You may accept this Agreement at any time on or after the Termination Date but not before the Termination Date. If you accept, please acknowledge your agreement to the terms set forth above by signing and dating below where indicated. You have a full [twenty-one (21)] [forty-five (45)]1 days from the date of receipt, that is until [insert date], to consider, acknowledge and return this Agreement. This time period is required by the federal Age Discrimination in Employment Act (“ADEA”). After you return the Agreement, as further provided by the ADEA, there will then be a seven (7) day period within which you may revoke the Agreement. If you fail to accept this offer within the [twenty-one (21)] [forty-five (45)] 1 day period it will be revoked and no longer available. It is only after the seven (7) day period that the Agreement becomes effective and enforceable.

Sincerely,

MANAGER

CERTIFICATION

I certify that I have been advised of my rights to consult with an attorney prior to executing this Agreement; have been given at least [twenty-one (21)] [forty-five (45)] 1 days from date of receipt within which to consider this Agreement; and exercised my rights and opportunities, as I deemed appropriate. I knowingly and voluntarily have entered into this Agreement understanding its significance and my obligations.

_____________________________________
EMPLOYEE            Date